FOR IMMEDIATE RELEASE

March 11, 2011

Contact: Susan Jordan

    732-577-9997

UMH PROPERTIES, INC. REPORTS YEAR-END EARNINGS

FREEHOLD, NJ, March 11, 2011........ UMH Properties, Inc. (NYSE Amex:UMH) reported funds from operations (FFO) of $11,193,000 or $.88 per share for the year ended December 31, 2010, as compared to $7,834,000 or $.69 per share for the year ended December 31, 2009.  Net income amounted to $6,669,000 or $.52 per share for the year ended December 31, 2010, as compared to $3,689,000 or $.32 per share for year ended December 31, 2009.

A summary of significant financial information for the years ended December 31, 2010 and 2009, and for the quarters ended December 31, 2010 and 2009, is as follows:

        For the Years Ended December 31,

	2010	2009

Total Income	$34,011,000	$32,019,000
Total Expenses	$30,731,000	$26,911,000
Gain (Loss) on Securities Transactions, net	$3,932,000	$(1,804,000)
Net Income	$6,669,000	$3,689,000
Net Income per Share	$.52	$.32
FFO (1)	$11,193,000	$7,834,000
FFO per Share (1)	$.88	$.69
Weighted Average Shares Outstanding	12,768,000	11,413,000

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      For the Quarters Ended December 31,

	2010	2009

Total Income	$9,517,000	$7,794,000
Total Expenses	$8,775,000	$6,251,000
Gain on Securities Transactions, net	$1,637,000	$348,000
Net Income	$2,114,000	$2,270,000
Net Income per Share	$.16	$.19
FFO (1)	$3,381,000	$3,324,000
FFO per Share (1)	$.25	$.28
Weighted Average Shares Outstanding	13,389,000	11,860,000

(1)  Non-GAAP Information:  Funds from Operations (FFO) is defined as net income excluding gains (or losses) from sales of depreciable assets, plus depreciation.  FFO per share is defined as FFO divided by the weighted average shares outstanding.  FFO and FFO per share should be considered as supplemental measures of operating performance used by real estate investment trusts (REITs).  FFO and FFO per share exclude historical cost depreciation as an expense and may facilitate the comparison of REITs which have different cost basis.  The items excluded from FFO and FFO per share are significant components in understanding and assessing the Company’s financial performance.  FFO and FFO per share (1) do not represent cash flow from operations as defined by generally accepted accounting principles; (2) should not be considered as alternatives to net income or net income per share as measures of operating performance or to cash flows from operating, investing and financing activities; and (3) are not alternatives to cash flow as a measure of liquidity.  FFO and FFO per share, as calculated by the Company, may not be comparable to similarly entitled measures reported by other REITs.

The Company’s FFO is calculated as follows:

	For the Years Ended		For the Quarters Ended
	12/31/10	12/31/09	12/31/10	12/31/09

Net Income	$6,669,000	$3,689,000	$2,114,000	$2,270,000
Loss on Sales of Depreciable Assets	8,000	63,000	9,000	41,000
Depreciation Expense	4,516,000	4,082,000	1,258,000	1,013,000

FFO	$11,193,000	$7,834,000	$3,381,000	$3,324,000

The following are the cash flows provided by (used in) operating, investing and financing activities for the years ended December 31, 2010 and 2009:

	2010	2009

Operating Activities	$6,482,000	$11,355,000
Investing Activities	(33,894,000)	(8,289,000)
Financing Activities	28,554,000	(1,330,000)

A summary of significant balance sheet information as of December 31, 2010 and 2009 is as follows:

	2010	2009

Total Assets	$188,781,000	$147,972,000
Securities Available for Sale	28,757,000	31,824,000
Mortgages Payable	90,816,000	70,319,000
Loans Payable	22,236,000	18,665,000
Total Shareholders’ Equity	71,928,000	55,972,000

Samuel A. Landy, President, commented, “We are pleased with our results for 2010.  FFO per share increased approximately 28% from $0.69 for 2009 to $0.88 for 2010.  Occupancy remained relatively stable at 78%. Our securities investments provided substantial gains of $3,900,000 this past year. Additionally, we had an unrealized gain of approximately $6,500,000 at year-end. During 2010, we completed the acquisition of seven well-located communities in Pennsylvania, with an average occupancy of 90%.  The aggregate purchase price for these communities was approximately $37,000,000.  These acquisitions increased our portfolio by over 1,200 sites representing an 18% increase.  Because five of these communities did not close until December of 2010, their contribution to our 2010 results was minimal. We now own thirty-five communities containing approximately 8,000 sites.”

“While the US single-family housing market has remained weak, there has been a dramatic improvement in the multi-family apartment sector. Households are returning to making affordable housing choices. This should ultimately benefit well located manufactured home communities.”

“UMH continues to strengthen our already strong balance sheet.  At December 31, 2010, the Company had 14 unencumbered assets, approximately $6 million in cash, $29 million in securities encumbered by $8 million in margin and term loans, and $2 million available on its unsecured line of credit.  We are well positioned for continued growth and we look forward to building upon 2010’s positive results.”

UMH Properties, Inc., a publicly-owned real estate investment trust, owns and operates thirty-five manufactured home communities located in New Jersey, New York, Pennsylvania, Ohio and Tennessee.   In addition, the Company owns a portfolio of REIT securities.

Certain statements included in this press release which are not historical facts may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can provide no assurance those expectations will be achieved. Factors and risks that could cause actual results or events to differ materially from expectations are contained in the Company’s annual report on Form 10-K and described from time to time in the Company’s other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

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